Humana Inc.
500 West Main Street
Louisville, KY 40202
http://www.humana.com

news release

For More Information Contact

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail:  rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail:  tnoland@humana.com

James O. Robbins elected to Humana's Board of Directors

LOUISVILLE, KY - August 25, 2005 - Humana Inc. (NYSE: HUM) announced today that James O. Robbins has been elected as a member of the board of directors.

Mr. Robbins, 63, is president and chief executive officer of Cox Communications, Inc., one of the nation's largest broadband communications companies. Cox Communications is a wholly-owned subsidiary of Cox Enterprises, Inc. Robbins joined Cox as vice president of the company's New York City operations in 1983, and was later promoted to senior vice president of operations in Atlanta. He was named president in 1985 and chief executive officer in 1995 when the company went public.

"Leveraging technology in order to offer state-of-the-art service to our health plan members and providers is increasingly becoming a key element of Humana's success, and Jim brings to the board a wealth of experience and expertise in this regard," said David A. Jones, Jr., Chairman of the Board.

Mr. Robbins is a board member of Cox Communications as well as of STI Classic Funds, a mutual fund affiliate of Sun Trust Bank. He also serves on C-SPAN's executive committee. His election brings the number of Humana directors to eight.

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About Humana Inc.

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 7 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 44-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company's web site at www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings news releases;
  Replay of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with institutional investors);
  Corporate Governance information.

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